Exhibit 99

              Exigent International to Write Down Intangible Assets
                    and Take a One-time Fourth-Quarter Charge


MELBOURNE, Fla., February 25 /PRNewswire/ - Exigent International, Inc. (Nasdaq:
XGNT; CHX: XNT) announced today that it has re-evaluated its intangible assets and as a result will take one-time charges totaling approximately $1.4 million for the fourth quarter and full-year of 1999.

As previously announced on June 4, 1999, Exigent's subsidiary Software Technology, Inc. (STI) suspended system engineering activity on the Teledesic program. At that time STI had been participating in a Strategic Alliance Agreement in place with Motorola since February 1998 under which STI supplied system design and command and control architecture services for Motorola's future satellite constellations which included their activities in support of the Teledesic program.

Commenting on the situation, Chairman and Chief Executive Officer B.R. "Bernie" Smedley said, "While we initially viewed this delay as temporary, the subsequent financial and financing difficulties experienced by other satellite constellation operators and developers resulted in the Company concluding that our prospects of recovering the carrying value of its work under this contract at this time have diminished. This review will result in an approximate $1,000,000 pre-tax, non-cash charge to Exigent's fourth-quarter and full-year 1999 statements of operations. In addition, we have closed our office in Mesa, Arizona that supported these activities. The cost of this office closure was approximately $70,000, which will be recorded in the first quarter of 2000."

Smedley continued, "Despite this action, we have benefited from the work we performed in addressing the technical challenges in implementing the next generation constellation of broadband satellites and remain a preferred supplier of Motorola. We stand ready and well prepared to participate in both the commercial and government satellite constellation industry as they move ahead and we remain optimistic about their prospects in the next two years. In addition, our recent introduction of OS/COMET(R)4.0 marks a major milestone in our product offering. We believe the power of the new features in OS/COMET 4.0 will provide our customers with more value and flexibility than any competing product from single satellites to a constellation of hundreds of satellites."

In addition, Exigent has completed a review of its capitalized software development cost related to other programs to address whether future anticipated gross revenues related to its products exceeds the unamortized cost of developing that software. As a result of this review, another one-time, pre-tax charge of approximately $390,000 will be reflected as non-cash impairment charge in Exigent's fourth-quarter and full-year 1999 statements of operations.

These findings are being reviewed with the Company's auditors and therefore may be subject to change during audit.

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Exigent International,  Inc. (www.xgnt.com) is a publicly traded company, formed
in  1996,  to  capitalize  on  emerging  high-technology  opportunities.   World
headquarters are in Melbourne, Florida, USA. Other Exigent sites include Washington, D.C., Alexandria and Chantilly VA, Gaithersburg and La Plata MD, Charlotte NC, Stennis Space Center MS, Denver, Boulder and Colorado Springs CO.

Exigent's operating subsidiaries are: Software Technology, Inc. (STI), specializing in command and control solutions. STI's flagship software product OS/COMET(R) controls satellite constellations including the GPS system. Since 1978, STI has enjoyed long-standing relationships with such corporate clients as Motorola, Lockheed-Martin, Loral, GE Astrospace, and Harris Corporation, and with government agencies that include NASA, the USAF, and the U.S. Navy's Naval Research Laboratory (see www.sticomet.com). The Exigent Solutions Group, which along with its subsidiaries GEC North America (see www.gecna.com) and MiddleWare Solutions (see www.mware.com), provides business and technical solutions for a variety of Information Technology applications, ranging from Oracle (R) Applications integration, customer Oracle-based software development, e-Business solutions and middleware software products including ActiveM (TM) Messaging System. The Software Defined Radio (SDR) Business Unit has developed and is marketing a Domain Manager Tool Kit (DMTK) product for use in software radios for the commercial, civil, and government markets. FotoTag, Inc., developer of the FotoTag(R) system. This innovative unit develops advanced systems that track location and movement of people, baggage, and products (see www.fototag.com).

For financial information and investor relations, contact Exigent's CFO, Jeffery Weinress (weinress@xgnt.com). For general information, contact Exigent's Vice President of Marketing, Dennis Lunder (lunder@xgnt.com), or use one of these numbers: 321/952-7550, 888/952-XGNT, 321/676-4510 (Fax)
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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

In accordance with the safe harbor provisions of the Private Securities Litigation reform Act of 1995, the Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others that are discussed in company filings with the Securities and Exchange Commission, could cause actual results to differ materially from those set forth in the forward-looking statements:

    a) intense competition may cause us to lose projects or result in decreased revenues;
    b) we may not be able to hire qualified technical personnel;
    c) the highly competitive market for technical personnel may increase our costs;
    d) our operating results may fluctuate significantly; and,
    e) acquisitions involve numerous risks, including the following: (i) diffi-culties in integration of the operations, technologies, and products of the acquired companies; (ii) the risk of diverting management's attention from normal daily operations of the business; (iii) risks of entering markets in which Exigent has no or limited direct prior experience and where competitors in such markets have stronger market positions; and, (iv) the potential loss of key employees of the acquired company.

Notices

OS/COMET and FotoTag are registered trademarks and ActiveM Active Messaging System is a trademark of Exigent International, Inc. All other trademarks are the property of their respective owners.